Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in this Registration Statement of Kewaunee Scientific Corporation on Form S-8 of our report dated July 12, 2008 relating to the consolidated financial statements of Kewaunee Scientific Corporation, which appear in the Annual Report on Form 10-K of Kewaunee Scientific Corporation for the year ended April 30, 2008.

/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.

Charlotte, North Carolina

June 22, 2009